Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports Fourth Quarter 2024 Results

For Release January 28, 2025

•	Full year 2024 net income of $320.4 million set a new Company record, increasing 15% compared to 2023.

•	Full year 2024 diluted earnings per common share of $6.30 reached the highest level in Company history and increased 12% compared to 2023.

•	Fourth quarter 2024 net income of $95.7 million, increased 23% compared to fourth quarter of 2023 and increased 56% compared to the third quarter 2024, which reflected a $42.4 million, or 253%, increase in noninterest income.

•	Fourth quarter 2024 diluted earnings per common share of $1.85 increased 17% compared to the fourth quarter of 2023 and increased 58% compared to the third quarter of 2024.

•	Favorable fair market value adjustments to servicing rights on loans and interest rate floor derivatives of $10.4 million and $2.6 million, respectively, positively impacted results during the fourth quarter of 2024 by approximately $0.21 per diluted common share, essentially reversing the $0.24 per share impact of negative fair market value adjustments in the third quarter of 2024.

•	Total assets of $18.8 billion surpassed any level previously reported by the Company, increasing 1% compared to September 30, 2024, and increasing 11% compared to December 31, 2023.

•	Tangible book value per common share reached a record-high of $34.15 and increased 25% compared to $27.40 in the fourth quarter of 2023 and increased 5% compared to $32.38 in the third quarter of 2024.

•	As of December 31, 2024, the Company had $4.3 billion in unused borrowing capacity with the Federal Home Loan Bank and the Federal Reserve Discount window, representing 23% of total assets.

•	Loans receivable of $10.4 billion, net of allowance for credit losses on loans, increased $92.1 million, or 1%, compared to September 30, 2024, and increased $226.2 million, or 2%, compared to December 31, 2023.

•	Core deposits increased $1.3 billion, to $9.4 billion, compared to December 31, 2023, while brokered deposits decreased $3.4 billion, to $2.5 billion.

•	On November 25, 2024, the Company completed a 7.625% Series E Preferred Stock offering resulting in proceeds of $222.7 million, net of $7.3 million in offering costs.

•	On December 27, 2024, the Company executed a credit default swap on a $1.2 billion pool of warehouse loans, to reduce risk-based capital requirements and provide credit protection for the loan pool.

•	The Company redeemed all outstanding shares of the Series B Preferred Stock for approximately $125.0 million on January 2, 2025, at the liquidation preference of $1,000 per share (equivalent to $25 per depositary share).

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank, today reported fourth quarter 2024 net income of $95.7 million, or diluted earnings per common share of $1.85. This compared to $77.5 million, or diluted earnings per common share of $1.58 in the fourth quarter of 2023, and compared to $61.3 million, or diluted earnings per common share of $1.17 in the third quarter of 2024.

“Our record-breaking performance in 2024, with net income of $320.4 million and earnings per share of $6.30, demonstrates that our superior business model provides for growth and higher earnings in any environment. With total assets reaching the highest levels in company history, at $18.8 billion, and tangible book value per share increasing 25%, to an all-time high of $34.15 per share, we have remained focused on effectively managing capital and delivering exceptional value to our shareholders and stakeholders,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “Looking ahead, we remain focused on leveraging our financial flexibility to drive sustainable growth. Despite increases in nonperforming loans over the last few quarters, delinquencies have declined, and charge-offs have been minimal. Our strategic initiatives, including the recent credit risk transfer transactions, as well as common and preferred stock offerings, strengthened our capital position and further mitigated risk. We are confident in our exceptional team’s ability to continue delivering profitable growth in the coming years.”

Net income of $95.7 million for the fourth quarter of 2024 increased by $18.2 million, or 23%, compared to the fourth quarter of 2023, primarily driven by a $24.7 million, or 72%, increase in noninterest income and a $10.3 million, or 8%, increase in net interest income, which was partially offset by a $10.6 million, or 20%, increase in noninterest expense. Noninterest income included a $10.4 million positive fair market value adjustment to servicing rights and a $2.6 million positive fair market value adjustment to derivatives, which compared to a $7.6 million negative fair market value adjustment to servicing rights and a positive fair market value adjustment of $6.6 million to derivatives in the fourth quarter of 2023.

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Net income of $95.7 million for the fourth quarter 2024 increased by $34.4 million, or 56%, compared to the third quarter of 2024, primarily driven by a $42.4 million, or 253%, increase in noninterest income that reflected higher gain on sale of loans, loan servicing fees, syndication and asset management fees, and other income. Noninterest income included a $10.4 million positive fair market value adjustment to servicing rights and a $2.6 million positive fair market value adjustment to derivatives, which compared to negative adjustments of $6.7 million and $7.7 million, respectively, in the third quarter of 2024.

Total Assets

Total assets of $18.8 billion at December 31, 2024 increased by $152.8 million, or 1%, compared to September 30, 2024, and increased by $1.9 billion, or 11%, compared to December 31, 2023. The increase compared to December 31, 2023 was primarily due to growth in loans held for sale and in the warehouse, and multi-family loan portfolios. There was also an increase in securities held to maturity compared to December 31, 2023, reflecting the purchase of a security representing healthcare loans sold into a securitization in the third quarter of 2024 that was offset by a decline in loans in the healthcare portfolio that were sold into the securitization.

Return on average assets was 2.07% for the fourth quarter of 2024 compared to 1.86% for the fourth quarter of 2023 and 1.34% for the third quarter of 2024. Return on average assets was 1.79% for the full year 2024 compared to 1.85% for the full year 2023.

Asset Quality

The allowance for credit losses on loans of $84.4 million, as of December 31, 2024, decreased by $163,000 compared to September 30, 2024, and increased by $12.6 million, or 18%, compared to December 31, 2023. The $163,000 decrease compared to September 30, 2024 reflected an increase in provision for credit losses on loans in the multi-family portfolio that was essentially offset by a partial charge-off of one multi-family loan that was previously fully reserved. The increase compared to December 31, 2023 was driven by a $16.7 million increase in specific reserves, primarily related to five customers. This increase was partially offset by lower loan balances due to the securitization of healthcare loans, which reduced the allowance by approximately $4.4 million.

The $84.4 million allowance for credit losses on loans as of December 31, 2024, compared to the net charge-offs of $10.5 million over the last twelve months ended December 31, 2024, could absorb eight years of losses, assuming recent loss levels continue.

The Company recorded charge-offs for three customers, primarily in the multi-family loan portfolio, totaling $4.2 million, and recorded $113,000 of recoveries during the fourth quarter 2024. This compares to $238,000 in charge-offs and $1,000 in recoveries during the fourth quarter of 2023 and to $2.1 million in charge-offs and $7,000 of recoveries in the third quarter of 2024.

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As of December 31, 2024, non-performing loans were $279.7 million, or 2.68% of gross loans receivable, compared to $210.9 million, or 2.04%, as of September 30, 2024, and $82.0 million, or 0.80%, as of December 31, 2023. The increase in non-performing loans compared to both periods was primarily driven by multi-family and healthcare customers with delinquent payments on variable rate loans that have required higher payments largely due to higher interest rates since the loans were originated and the financial deterioration of a few sponsors. Delinquency levels on total loans have declined by $56.3 million, to $324.6 million, compared to September 30, 2024.

All substandard loans as of December 31, 2024 have been evaluated for impairment and these loans have specific reserves of $23.4 million, including $4.2 million added during the fourth quarter of 2024. Although there has been an increase in adversely classified loans, underlying asset values remain strong overall and loans are well-collateralized.

In addition to elevated reserves for credit losses on loans compared to December 2023, the Company has been making additional efforts to reduce its credit risk through loan sale and securitization activities since 2019. In April of 2023, as well as March and December of 2024, the Company strategically executed credit protection arrangements through a credit linked note and credit default swaps totaling $2.9 billion in loans to reduce risk of losses, with incremental coverage ranging from 13-14% of the unpaid principal balances for each arrangement. Despite having credit protection on these loans, the Company also continues to carry an allowance for credit losses on loans held for investment. As of December 31, 2024, the balance of loans in credit protection arrangements was $2.3 billion.

Securities Available for Sale

Total securities available for sale of $980.0 million as of December 31, 2024 increased by $27.0 million, or 3%, compared to September 30, 2024, and decreased by $133.6 million, or 12%, compared to December 31, 2023. The decrease was primarily due to maturities and repayments, as well as fair value adjustments that were partially offset by purchases.

Securities Held to Maturity

Total securities held to maturity of $1.7 billion as of December 31, 2024 decreased by $90.4 million, or 5%, compared to September 30, 2024, and increased $460.5 million, or 38%, compared to December 31, 2023. The decrease compared to September 30, 2024 was primarily due to repayments. The increase from December 31, 2023 was primarily due to purchases of senior investment securities backed by residential and healthcare loans retained as part of credit risk transfer securitization transactions originated by the Company.

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Total Deposits

Total deposits of $11.9 billion at December 31, 2024 decreased by $971.9 million, or 8%, compared to September 30, 2024, and decreased by $2.1 billion, or 15%, compared to December 31, 2023. The change compared to both periods was driven by decreases in brokered certificates of deposit accounts and demand accounts.

Core deposits of $9.4 billion at December 31, 2024 decreased by $708.1 million, or 7%, from September 30, 2024 and increased by $1.3 billion, or 16%, from December 31, 2023. Core deposits represented 79% of total deposits at December 31, 2024, 78% of total deposits at September 30, 2024, and 58% of total deposits at December 31, 2023.

Total brokered deposits of $2.5 billion at December 31, 2024 decreased $263.8 million, or 9%, from September 30, 2024 and decreased $3.4 billion, or 58%, from December 31, 2023. As of December 31, 2024, brokered certificates of deposit had a weighted average remaining duration of 49 days.

Liquidity

Cash balances of $476.6 million as of December 31, 2024 decreased by $125.3 million, or 21%, compared to September 30, 2024 and decreased by $107.8 million, or 18%, compared to December 31, 2023. The Company continues to have significant borrowing capacity, with unused lines of credit totaling $4.3 billion as of December 31, 2024 compared to $5.1 billion at September 30, 2024 and $6.0 billion at December 31, 2023. Furthermore, its $3.1 billion line of credit availability with the Federal Reserve Bank of Chicago alone could fund 111% of its uninsured deposits, which represented approximately 24% of total deposits as of December 31, 2024.

This liquidity enhances the ability to effectively manage interest expense and asset levels in the future. Additionally, the Company’s business model is designed to continuously sell or securitize a significant portion of its loans, which provides flexibility in managing its liquidity.

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Comparison of Operating Results for the Three Months Ended

December 31, 2024 and 2023

Net Interest Income of $134.6 million increased $10.3 million, or 8%, compared to $124.3 million, primarily due to higher interest income reflecting increases in average balances in loans and loans held for sale, as well as securities held to maturity, which were partially offset by lower average yields on loans and loans held for sale.

•	Net interest margin of 2.99% decreased 6 basis points compared to 3.05%. The margin was negatively impacted by 5 basis points in the fourth quarter of 2024 from the net reversal of $2.1 million in accrued interest income associated with the movement of loans into nonaccrual status.

•	Interest rate spread of 2.46% decreased 2 basis points compared to 2.48%.

Interest Income of $321.3 million increased $9.6 million, or 3%, primarily reflecting an increase in average balances of loans and loans held for sale, securities held to maturity, partially offset by lower average yields on loans and loans held for sale.

•	Average balances of $14.3 billion for loans and loans held for sale increased $611.1 million, or 4% compared to $13.7 billion.

•	Average balances of $1.7 billion for securities held to maturity increased $559.9 million, or 49%, compared to $1.1 billion.

•	Average yields on loans and loans held for sale of 7.43% decreased 55 basis points compared to 7.98%.

Interest Expense of $186.7 million decreased $0.7 million compared to $187.4 million. The decrease reflected higher average balances on borrowings at lower average rates and lower average balances on certificates of deposit at lower average rates.

•	Average balances of $3.0 billion for borrowings increased by $2.3 billion, or 323%, compared to $720.5 million.

•	Average interest rates of 5.58% for borrowings decreased by 288 basis points compared to 8.46%.

•	Average balances of $4.1 billion for certificates decreased by $908.0 million, or 18%, compared to $5.0 billion.

•	Average interest rates of 5.02% for certificates of deposit decreased by 41 basis points compared to 5.43%.

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Noninterest Income of $59.1 million increased $24.7 million, or 72%, primarily due to a $17.1 million, or 792%, increase in net loan servicing fees, a $5.7 million, or 29%, increase in gain on sale of loans, and a $4.4 million, or 91%, increase in syndication and asset management fees.

•	Loan servicing fees included a $10.4 million positive fair market value adjustment to servicing rights, with a $2.5 million positive adjustment in the Banking segment and a $7.9 million positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $7.6 million negative fair market value adjustment to servicing rights in the prior period with a $1.1 million negative adjustment in the Banking segment and a $6.5 million negative adjustment in the Multi-family Mortgage Banking segment. The value of servicing rights generally increases in rising 10-year interest rate environments and declines in falling interest rate environments due to expected prepayments and earning rates on escrow deposits.

•	Gain on sale of loans increased $5.7 million, or 29%, reflecting higher volume in the multi-family loan portfolio.

•	Other income included a $2.6 million positive fair market value adjustment to derivatives compared to a $6.6 million positive fair market value adjustment in the prior period.

Noninterest Expense of $63.2 million increased $10.6 million, or 20%, compared to $52.6 million, primarily due to increases in salaries and employee benefits to support business growth, as well as a $2.4 million, or 61%, increase in deposit insurance expenses. The higher noninterest expense also reflected a $1.9 million increase in credit risk transfer premium expense associated with ongoing credit default swaps that were executed in March and December 2024.

•	The efficiency ratio of 32.62% decreased 49 basis points compared to 33.11%.

Comparison of Operating Results for the Three Months Ended

December 31, 2024 and September 30, 2024

Net Interest Income of $134.6 million increased $1.8 million, or 1%, compared to $132.8 million, primarily due to higher average balances on borrowings at lower average interest rates. Lower average balances on loans and loans held for sale and certificates of deposit continued to reprice at lower rates, which also contributed to higher net interest income.

•	Net interest margin of 2.99% remain unchanged. The margin was negatively impacted by 5 basis points in the fourth quarter of 2024 from the net reversal of $2.1 million in accrued interest income associated with the movement of loans into nonaccrual status. This compared to 6 basis points, or $2.9 million in accrued interest income in the third quarter of 2024.

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•	Interest rate spread of 2.46% increased 3 basis points compared to 2.43%.

Interest Income of $321.3 million decreased $17.6 million, or 5%, compared to $338.9 million, primarily reflecting a decrease in average yield and balances on loans and loans held for sale, partially offset by increased average balances on securities held to maturity.

•	Average yields on loans and loans held for sale of 7.43% decreased 48 basis points compared to 7.91%.

•	Average balances of $14.3 billion for loans and loans held for sale decreased $317.9 million, or 2%, compared to $14.6 billion.

•	Average balances of $1.7 billion for securities held to maturity increased 413.1 million, or 32%, compared to $1.3 billion.

Interest Expense of $186.7 million decreased $19.4 million, or 9% compared to $206.1 million. The decrease was primarily driven by lower average balances and rates on certificates of deposit, as well as lower average rates on interest-bearing checking accounts. The decreases were partially offset by higher average balances on borrowings at lower average rates.

•	Average balances of $4.1 billion for certificate of deposit accounts decreased $916.7 million, or 18%, compared to $5.0 billion.

•	Average interest rates of 5.02% for certificate of deposit accounts decreased 45 basis points compared to 5.47%.

•	Average interest rates of 4.19% for interest-bearing checking accounts decreased 51 basis points compared to 4.70%.

•	Average balances of $3.0 billion for borrowings increased $529.2 million, or 21%, compared to $2.5 billion.

•	Average interest rates of 5.58% for borrowings decreased 81 basis points compared to 6.39%.

Noninterest Income of $59.1 million increased $42.4 million, or 253%, compared $16.7 million, primarily due to a $16.5 million, or 1091%, increase in net loan servicing fees, a $10.4 million, or 536%, increase in other income, an $8.3 million, or 50%, increase in gain on sale of loans, and a $7.5 million, or 408%, increase in syndication and asset management fees.

•	Loan servicing fees included a $10.4 million positive fair market value adjustment to servicing rights, with a $2.5 million positive adjustment in the Banking segment and a $7.9 million positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $6.7 million negative fair market value adjustment to servicing rights in the prior period, with a $1.6 million negative adjustment in the Banking segment and a $5.1 million negative adjustment in the Multi-family Mortgage Banking segment. The value of servicing rights generally increases in rising 10-year interest rate environments and declines in falling interest rate environments due to expected prepayments and earning rates on escrow deposits.

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•	Other income included a $2.6 million positive fair market value adjustment to derivatives compared to a $7.7 million negative fair market value adjustment to derivatives in the third quarter of 2024.

•	Gain on sale of loans increased $8.3 million reflecting higher volume in the multi-family loan portfolio.

Noninterest Expense of $63.2 million increased $1.9 million, or 3%, compared to $61.3 million, primarily driven by a $2.3 million, or 7%, increase in salaries and employee benefits reflecting higher commissions on higher production volume and a 49% increase in professional fees, which was partially offset by a 28% decrease in deposit insurance expense.

•	The efficiency ratio of 32.62% decreased 838 basis points compared to 41.00%.

About Merchants Bancorp

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that primarily offers multi-family housing and healthcare facility financing and servicing (through this segment it also serves as a syndicator of low-income housing tax credit and debt funds); Mortgage Warehousing that offers mortgage warehouse financing, commercial loans, and deposit services; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $18.8 billion in assets and $11.9 billion in deposits as of December 31, 2024, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Asset Management, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

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Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@bankmerchants.com

INVESTOR CONTACT: SEAN SIEVERS

Merchants Bancorp

Phone: (317) 663-5197

Email: ssievers@bankmerchants.com

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Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Assets
Cash and due from banks	$10,989	$12,214	$10,242	$17,924	$15,592
Interest-earning demand accounts	465,621	589,692	530,640	490,831	568,830
Cash and cash equivalents	476,610	601,906	540,882	508,755	584,422
Securities purchased under agreements to resell	1,559	3,279	3,304	3,329	3,349
Mortgage loans in process of securitization	428,206	430,966	209,244	142,629	110,599
Securities available for sale ($635,946, $682,975, $682,774, $700,640 and $722,497 utilizing fair value option, respectively)	980,050	953,063	1,017,019	1,061,288	1,113,687
Securities held to maturity ($1,664,674, $1,756,203, $1,291,960, $1,176,178 and $1,203,535 at fair value, respectively)	1,664,686	1,755,047	1,291,110	1,175,167	1,204,217
Federal Home Loan Bank (FHLB) stock and other equity securities	217,804	184,050	67,499	64,215	48,578
Loans held for sale (includes $78,170, $91,084, $102,873, $84,513 and $86,663 at fair value, respectively)	3,771,510	3,808,234	3,483,076	3,503,131	3,144,756
Loans receivable, net of allowance for credit losses on loans of $84,386, $84,549, $81,028, $75,712 and $71,752, respectively	10,354,002	10,261,890	10,933,189	10,690,513	10,127,801
Premises and equipment, net	58,617	53,161	46,833	42,450	42,342
Servicing rights	189,935	177,327	178,776	172,200	158,457
Interest receivable	83,409	86,612	90,360	90,303	91,346
Goodwill	8,014	8,014	8,014	8,014	15,845
Other assets and receivables	571,330	329,427	343,116	360,582	307,117
Total assets	$18,805,732	$18,652,976	$18,212,422	$17,822,576	$16,952,516
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$239,005	$311,386	$383,260	$319,872	$520,070
Interest-bearing	11,680,971	12,580,501	14,533,807	13,655,789	13,541,390
Total deposits	11,919,976	12,891,887	14,917,067	13,975,661	14,061,460
Borrowings	4,386,122	3,568,721	1,159,206	1,835,985	964,127
Deferred tax liabilities	25,289	19,530	25,098	43,935	19,923
Other liabilities	231,035	233,731	222,904	190,527	205,922
Total liabilities	16,562,422	16,713,869	16,324,275	16,046,108	15,251,432
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 75,000,000 shares
Issued and outstanding - 45,767,166 shares, 45,764,023 shares, 45,757,567 shares, 43,354,718 shares and 43,242,928 shares	240,313	239,448	238,492	139,950	140,365

Preferred stock, without par value - 5,000,000 total shares authorized

7% Series A Preferred stock - $25 per share liquidation preference
Authorized - no shares at December 31, 2024, September 30, 2024 or June 30, 2024 and 3,500,000 shares at March 31, 2024 and December 31, 2023
Issued and outstanding - no shares at December 31, 2024, September 30, 2024 or June 30, 2024 and 2,081,800 shares at March 31, 2024 and December 31, 2023	—	—	—	50,221	50,221
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares (equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,844	120,844
6% Series C Preferred stock - $1,000 per share liquidation preference
Authorized - 200,000 shares
Issued and outstanding - 196,181 shares (equivalent to 7,847,233 depositary shares)	191,084	191,084	191,084	191,084	191,084
8.25% Series D Preferred stock - $1,000 per share liquidation preference
Authorized - 300,000 shares
Issued and outstanding - 142,500 shares (equivalent to 5,700,000 depositary shares)	137,459	137,459	137,459	137,459	137,459
7.625% Series E Preferred stock - $1,000 per share liquidation preference
Authorized - 230,000 shares
Issued and outstanding - 230,000 shares (equivalent to 9,200,000 depositary shares)	222,748	—	—	—	—
Retained earnings	1,330,995	1,250,176	1,200,778	1,138,083	1,063,599
Accumulated other comprehensive (loss) income	(133)	96	(510)	(1,173)	(2,488)
Total shareholders' equity	2,243,310	1,939,107	1,888,147	1,776,468	1,701,084
Total liabilities and shareholders' equity	$18,805,732	$18,652,976	$18,212,422	$17,822,576	$16,952,516

Consolidated Statement of Income
(Unaudited)
(In thousands, except share data)

	Three Months Ended			Change
	December 31,	September 30,	December 31,	4Q24	4Q24
	2024	2024	2023	vs. 3Q24	vs. 4Q23
Interest Income
Loans	$266,719	$290,259	$ 274,971	-8%	-3%
Mortgage loans in process of securitization	5,662	4,062	5,294	39%	7%
Investment securities:
Available for sale	13,453	14,855	7,609	-9%	77%
Held to maturity	27,673	22,081	19,491	25%	42%
FHLB stock and other equity securities (dividends)	4,123	3,128	735	32%	461%
Other	3,716	4,543	3,659	-18%	2%
Total interest income	321,346	338,928	311,759	-5%	3%
Interest Expense
Deposits	144,009	165,675	172,061	-13%	-16%
Borrowed funds	42,713	40,432	15,373	6%	178%
Total interest expense	186,722	206,107	187,434	-9%	—
Net Interest Income	134,624	132,821	124,325	1%	8%
Provision for credit losses	2,689	6,898	6,747	-61%	-60%
Net Interest Income After Provision for Credit Losses	131,935	125,923	117,578	5%	12%
Noninterest Income
Gain on sale of loans	25,020	16,731	19,342	50%	29%
Loan servicing fees, net	14,953	(1,509)	(2,162)	1091%	792%
Mortgage warehouse fees	1,413	1,620	1,950	-13%	-28%
Syndication and asset management fees	9,323	1,834	4,879	408%	91%
Other income	8,436	(1,934)	10,445	536%	-19%
Total noninterest income	59,145	16,742	34,454	253%	72%
Noninterest Expense
Salaries and employee benefits	37,536	35,218	33,259	7%	13%
Loan expense	704	1,114	660	-37%	7%
Occupancy and equipment	2,284	2,231	2,336	2%	-2%
Professional fees	5,135	3,439	4,157	49%	24%
Deposit insurance expense	6,473	8,981	4,030	-28%	61%
Technology expense	2,038	2,068	1,758	-1%	16%
Credit risk transfer premium expense	1,947	2,079	—	-6%	100%
Other expense	7,085	6,188	6,379	14%	11%
Total noninterest expense	63,202	61,318	52,579	3%	20%
Income Before Income Taxes	127,878	81,347	99,453	57%	29%
Provision for income taxes	32,212	20,074	21,980	60%	47%
Net Income	$ 95,666	$ 61,273	$ 77,473	56%	23%
Dividends on preferred stock	(10,728)	(7,757)	(8,667)	38%	24%
Net Income Available to Common Shareholders	$ 84,938	$53,516	$ 68,806	59%	23%
Basic Earnings Per Share	$ 1.86	$ 1.17	$ 1.59	59%	17%
Diluted Earnings Per Share	$ 1.85	$ 1.17	$ 1.58	58%	17%
Weighted-Average Shares Outstanding
Basic	45,765,458	45,759,667	43,241,600
Diluted	45,924,176	45,910,052	43,430,973

Consolidated Statement of Income
(Unaudited)
(In thousands, except share data)

	Twelve Months Ended
	December 31,	December 31,
	2024	2023	Change
Interest Income
Loans	$1,113,397	$959,714	16%
Mortgage loans in process of securitization	14,488	12,652	15%
Investment securities:
Available for sale	57,480	21,621	166%
Held to maturity	90,075	69,983	29%
FHLB stock and other equity securities (dividends)	9,372	2,205	325%
Other	17,908	11,623	54%
Total interest income	1,302,720	1,077,798	21%
Interest Expense
Deposits	660,357	577,210	14%
Borrowed funds	119,743	52,517	128%
Total interest expense	780,100	629,727	24%
Net Interest Income	522,620	448,071	17%
Provision for credit losses	24,278	40,231	-40%
Net Interest Income After Provision for Credit Losses	498,342	407,840	22%
Noninterest Income
Gain on sale of loans	62,275	48,183	29%
Loan servicing fees, net	43,673	26,198	67%
Mortgage warehouse fees	5,539	7,701	-28%
Loss on sale of investments available for sale (1)	(108)	—	-100%
Syndication and asset management fees	19,693	12,355	59%
Other income	17,040	20,231	-16%
Total noninterest income	148,112	114,668	29%
Noninterest Expense
Salaries and employee benefits	130,723	108,181	21%
Loan expense	3,767	3,409	11%
Occupancy and equipment	8,991	9,220	-2%
Professional fees	16,229	12,704	28%
Deposit insurance expense	26,158	13,582	93%
Technology expense	7,819	6,515	20%
Credit risk transfer premium expense	6,320	—	100%
Other expense	23,805	20,990	13%
Total noninterest expense	223,812	174,601	28%
Income Before Income Taxes	422,642	347,907	21%
Provision for income taxes (2)	102,256	68,673	49%
Net Income	$320,386	$279,234	15%
Dividends on preferred stock	(34,909)	(34,670)	1%
Impact of preferred stock redemption	(1,823)	—	-100%
Net Income Available to Common Shareholders	$283,654	$244,564	16%
Basic Earnings Per Share	$6.32	$5.66	12%
Diluted Earnings Per Share	$6.30	$5.64	12%
Weighted-Average Shares Outstanding
Basic	44,855,100	43,224,042
Diluted	45,004,786	43,345,799

(1) Includes $(108) and $0 respectively, related to accumulated other comprehensive earnings reclassifications.

(2) Includes $26 and $0 respectively, related to income tax benefit for reclassification items.

Key Operating Results
(Unaudited)
($ in thousands, except share data)

	Three Months Ended			Change
	December 31,	September 30,	December 31,	4Q24		4Q24
	2024	2024	2023	vs. 3Q24		vs. 4Q23
Noninterest expense	$63,202	$61,318	$52,579	3%		20%

Net interest income (before provision for credit losses)	134,624	132,821	124,325	1%		8%
Noninterest income	59,145	16,742	34,454	253%		72%
Total income	$193,769	$149,563	$158,779	30%		22%

Efficiency ratio	32.62%	41.00%	33.11%	(838	)bps	(49	)bps

Average assets	$18,512,380	$18,311,393	$16,671,484	1%		11%
Net income	95,666	61,273	77,473	56%		23%
Return on average assets before annualizing	0.52%	0.33%	0.46%
Annualization factor	4.00	4.00	4.00
Return on average assets	2.07%	1.34%	1.86%	73	bps	21	bps
Return on average tangible common shareholders' equity (1)	22.10%	14.43%	23.60%	767	bps	(150	)bps
Tangible book value per common share (1)	$34.15	$32.38	$27.40	5%		25%
Tangible common shareholders' equity/tangible assets (1)	8.32%	7.95%	7.00%	37	bps	132	bps

Consolidated ratios
Total capital/risk-weighted assets(2)	13.6%	12.2%	11.6%
Tier I capital/risk-weighted assets(2)	13.0%	11.6%	11.1%
Common Equity Tier I capital/risk-weighted assets(2)	9.1%	8.9%	7.8%
Tier I capital/average assets(2)	12.1%	10.5%	10.1%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures" below:

(2) As defined by regulatory agencies; December 31, 2024 shown as estimates and prior periods shown as reported.

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock dividends.  Tangible common shareholders' equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total equity.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common shareholders' equity by the number of shares outstanding.

	Three Months Ended			Change
	December 31,	September 30,	December 31,	4Q24		4Q24
	2024	2024	2023	vs. 3Q24		vs. 4Q23

Net income	$95,666	$61,273	$77,473	56%		23%
Less: preferred stock dividends	(10,728)	(7,757)	(8,667)	38%		24%
Net income available to common shareholders	$84,938	$53,516	$68,806	59%		23%

Average shareholders' equity	$2,084,627	$1,941,026	$1,682,270	7%		24%
Less: average goodwill & intangibles	(8,076)	(8,092)	(16,629)	-0%		-51%
Less: average preferred stock	(538,970)	(449,387)	(499,608)	20%		8%
Average tangible common shareholders' equity	$1,537,581	$1,483,547	$1,166,033	4%		32%

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	22.10%	14.43%	23.60%	767	bps	(150	)bps

Total equity	$2,243,310	$1,939,107	$1,701,084	16%		32%
Less: goodwill and intangibles	(8,073)	(8,079)	(16,587)	—		-51%
Less: preferred stock	(672,135)	(449,387)	(499,608)	50%		35%
Tangible common shareholders' equity	$1,563,102	$1,481,641	$1,184,889	5%		32%

Assets	$18,805,732	$18,652,976	$16,952,516	1%		11%
Less: goodwill and intangibles	(8,073)	(8,079)	(16,587)	—		-51%
Tangible assets	$18,797,659	$18,644,897	$16,935,929	1%		11%

Ending common shares	45,767,166	45,764,023	43,242,928

Tangible book value per common share	$34.15	$32.38	$27.40	5%		25%
Tangible common shareholders' equity/tangible assets	8.32%	7.95%	7.00%	37	bps	132	bps

Key Operating Results
(Unaudited)
($ in thousands, except share data)

	Twelve Months Ended
	December 31,	December 31,
	2024	2023	Change
Noninterest expense	$223,812	$174,601	28%

Net interest income (before provision for credit losses)	522,620	448,071	17%
Noninterest income	148,112	114,668	29%
Total income	$670,732	$562,739	19%

Efficiency ratio	33.37%	31.03%	234	bps

Average assets	$17,860,787	$15,078,390	18%
Net income	320,386	279,234	15%
Return on average assets before annualizing	1.79%	1.85%
Annualization factor	1.00	1.00
Return on average assets	1.79%	1.85%	(6	)bps

Return on average tangible common shareholders' equity (1)	20.16%	22.92%	(276	)bps

Tangible book value per common share (1)	$34.15	$27.40	25%

Tangible common shareholders' equity/tangible assets (1)	8.32%	7.00%	132	bps

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures" below:

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock dividends.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Twelve Months Ended
	December 31,	December 31,
	2024	2023	Change
Net income	$320,386	$279,234	15%
Less: preferred stock dividends	(34,909)	(34,670)	1%
Less: preferred stock redemption	(1,823)	-	-100%
Net income available to common shareholders	$283,654	$244,564	16%

Average shareholders' equity	$1,900,130	$1,583,485	20%
Less: average goodwill & intangibles	(8,697)	(16,801)	-48%
Less: average preferred stock	(484,391)	(499,608)	-3%
Average tangible common shareholders' equity	$1,407,042	$1,067,076	32%

Annualization factor	1.00	1.00
Return on average tangible common shareholders' equity	20.16%	22.92%	(276	)bps

Total equity	$2,243,310	$1,701,084	32%
Less: goodwill and intangibles	(8,073)	(16,587)	-51%
Less: preferred stock	(672,135)	(499,608)	35%
Tangible common shareholders' equity	$1,563,102	$1,184,889	32%

Assets	$18,805,732	$16,952,516	11%
Less: goodwill and intangibles	(8,073)	(16,587)	-51%
Tangible assets	$18,797,659	$16,935,929	11%

Ending common shares	45,767,166	43,242,928

Tangible book value per common share	$34.15	$27.40	25%
Tangible common shareholders' equity/tangible assets	8.32%	7.00%	132	bps

Merchants Bancorp
Average Balance Analysis
($ in thousands)
(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-earning deposits, and other interest or dividends	$499,308	$7,839	6.25%	$484,712	$7,671	6.30%	$268,083	$4,394	6.50%
Securities available for sale	986,063	13,453	5.43%	1,011,146	14,855	5.84%	716,315	7,609	4.21%
Securities held to maturity	1,701,595	27,673	6.47%	1,288,466	22,081	6.82%	1,141,664	19,491	6.77%
Mortgage loans in process of securitization	414,883	5,662	5.43%	308,362	4,062	5.24%	380,645	5,294	5.52%
Loans and loans held for sale	14,285,852	266,719	7.43%	14,603,750	290,259	7.91%	13,674,793	274,971	7.98%
Total interest-earning assets	17,887,701	321,346	7.15%	17,696,436	338,928	7.62%	16,181,500	311,759	7.64%
Allowance for credit losses on loans	(85,772)			(81,178)			(67,114)
Noninterest-earning assets	710,451			696,135			557,098

Total assets	$18,512,380			$18,311,393			$16,671,484

Liabilities & Shareholders' Equity:

Interest-bearing checking	$5,579,688	58,781	4.19%	$5,297,908	62,603	4.70%	5,607,744	68,899	4.87%
Savings deposits	145,599	15	0.04%	145,305	17	0.05%	242,788	346	0.57%
Money market	2,961,272	33,288	4.47%	2,816,906	33,858	4.78%	2,825,051	34,058	4.78%
Certificates of deposit	4,115,462	51,925	5.02%	5,032,159	69,197	5.47%	5,023,434	68,758	5.43%
Total interest-bearing deposits	12,802,021	144,009	4.48%	13,292,278	165,675	4.96%	13,699,017	172,061	4.98%

Borrowings	3,047,586	42,713	5.58%	2,518,405	40,432	6.39%	720,521	15,373	8.46%
Total interest-bearing liabilities	15,849,607	186,722	4.69%	15,810,683	206,107	5.19%	14,419,538	187,434	5.16%

Noninterest-bearing deposits	352,374			327,930			366,152
Noninterest-bearing liabilities	225,772			231,754			203,524

Total liabilities	16,427,753			16,370,367			14,989,214

Shareholders' equity	2,084,627			1,941,026			1,682,270

Total liabilities and shareholders' equity	$18,512,380			$18,311,393			$16,671,484

Net interest income		$134,624			$132,821			$124,325

Net interest spread			2.46%			2.43%			2.48%

Net interest-earning assets	$2,038,094			$1,885,753			$1,761,962

Net interest margin			2.99%			2.99%			3.05%

Average interest-earning assets to average interest-bearing liabilities			112.86%			111.93%			112.22%

Supplemental Results
(Unaudited)
($ in thousands)

	Net Income			Net Income
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Segment
Multi-family Mortgage Banking	$22,183	$8,068	$8,580	$55,897	$36,473
Mortgage Warehousing	24,402	15,940	26,362	82,802	73,525
Banking	56,287	44,983	49,996	210,073	194,398
Other	(7,206)	(7,718)	(7,465)	(28,386)	(25,162)
Total	$95,666	$61,273	$77,473	$320,386	$279,234

	Total Assets
	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	%	Amount	%	Amount	%
Segment
Multi-family Mortgage Banking	$479,099	2%	$453,281	2%	$411,097	2%
Mortgage Warehousing	6,000,624	32%	5,842,489	31%	4,522,175	27%
Banking	11,761,202	63%	12,035,581	65%	11,760,943	69%
Other	564,807	3%	321,625	2%	258,301	2%
Total	$18,805,732	100%	$18,652,976	100%	$16,952,516	100%

	Gain on Sale of Loans			Gain on Sale of Loans
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Loan Type
Multi-family	$24,026	$15,302	$19,082	$56,834	$42,979
Single-family	413	690	(183)	1,907	1,247
Small Business Association (SBA)	581	739	443	3,534	3,957
Total	$25,020	$16,731	$19,342	$62,275	$48,183

	Servicing Rights			Servicing Rights
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Balance, beginning of period	$177,327	$178,776	$162,141	$158,457	$146,248
Additions
Purchased servicing	-	-	513	$-	$513
Originated servicing	5,373	7,370	5,591	$18,670	$14,755
Subtractions
Paydowns	(3,172)	(2,090)	(2,190)	$(9,901)	$(7,621)
Changes in fair value	10,407	(6,729)	(7,598)	22,709	4,562
Balance, end of period	$189,935	$177,327	$158,457	$189,935	$158,457

Supplemental Results
(Unaudited)
($ in thousands)

	Loans Receivable and Loans Held for Sale
	December 31,	September 30,	December 31,
	2024	2024	2023
Mortgage warehouse repurchase agreements	$1,446,068	$1,213,429	$752,468
Residential real estate (1)	1,322,853	1,317,234	1,324,305
Multi-family financing	4,624,299	4,456,129	4,006,160
Healthcare financing	1,484,483	1,733,674	2,356,689
Commercial and commercial real estate (2)(3)	1,476,211	1,548,689	1,643,081
Agricultural production and real estate	77,631	71,391	103,150
Consumer and margin loans	6,843	5,893	13,700
Loans receivable	10,438,388	10,346,439	10,199,553
Less: Allowance for credit losses on loans	84,386	84,549	71,752
Loans receivable, net	$10,354,002	$10,261,890	$10,127,801

Loans held for sale	3,771,510	3,808,234	3,144,756
Total loans, net of allowance	$14,125,512	$14,070,124	$13,272,557

(1)Includes $1.2 billion, $1.2 billion and $1.2 billion of All-In-One © first-lien home equity lines of credit as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

(2)Includes $0.9 billion, $0.9 billion and $1.1 billion of revolving  lines of credit collateralized primarily by mortgage servicing rights as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

(3)Includes only $18.7 million, $19.3 million and $8.4 million of non-owner occupied commercial real estate as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

	Loan Credit Risk Profile
	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	%	Amount	%	Amount	%
Pass	$9,741,087	93.4%	$9,707,205	93.8%	$9,879,659	96.9%
Special mention	379,969	3.6%	351,407	3.4%	191,267	1.9%
Substandard	317,332	3.0%	287,827	2.8%	128,577	1.2%
Doubtful	—	—	—	—	50	—
Loans receivable	$10,438,388	100.0%	$10,346,439	100.0%	$10,199,553	100.0%
Charge-offs (year-to-date)	$10,587		$6,437		$9,791
Recoveries (year-to-date)	$136		$23		$41

	Nonperforming Loans
	December 31,	September 30,	December 31,
	2024	2024	2023
Nonaccrual loans	$279,716	$210,811	$73,847
90 days past due and still accruing	6	91	8,168
Total nonperforming loans	$279,722	$210,902	$82,015
Other real estate owned	$8,209	$896	—
Total nonperforming assets	$287,931	$211,798	$82,015
Nonperforming loans to total loans receivable	2.68%	2.04%	0.80%
Nonperforming assets to total assets	1.53%	1.14%	0.48%

	Delinquent Loans
	December 31,	September 30,	December 31,
	2024	2024	2023
Delinquent loans:
Loans receivable	$292,263	$257,459	$183,529
Loans held for sale	32,343	123,445	16,500
Total delinquent loans	$324,606	$380,904	$200,029
Total loans receivable and loans held for sale	$14,209,898	$14,154,673	$13,344,309
Delinquent loans to total loans	2.28%	2.69%	1.50%